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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of M.D.C. Holdings, Inc. pertaining to the addition of co-registrants and the deletion of a co-registrant under previously filed registration statements on Forms S-3 (nos. 333-81223, 333-70381 and 333-36631) for the registration of up to $300.0 million of debt securities, and to the incorporation by reference therein of our report dated January 9 2002, with respect to the consolidated financial statements of M.D.C. Holdings, Inc. as of December 31, 2001 and for the two year period then ended included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP
July 26, 2002
Denver, Colorado